Exhibit 99.1	NEWS RELEASE

Rick L. Catt, President	FOR IMMEDIATE RELEASE
And Chief Executive Officer	May 21, 2010
First Robinson Financial Corporation
501 East Main Street
Robinson, IL 62454

FIRST ROBINSON FINANCIAL CORPORATION
DECLARES INCREASE IN CASH DIVIDEND AND ANNOUNCES YEAR-END RESULTS OF OPERATIONS

First Robinson Financial Corporation (OTC Bulletin Board: “FRFC”), the Holding Company for First Robinson Savings Bank, National Association, has announced that the Company will pay an annual cash dividend of $0.85 per share.  This represents an increase of $0.05 per share, or 6.3%, over last year’s $0.80 per share.  The dividend will be payable on June 16, 2010 to shareholders of record on June 2, 2010.   Rick L. Catt, President and Chief Executive Officer, stated that “We are grateful to our shareholders, and even in a year of strained earnings, the Board of Directors wants to reward our loyal shareholders by continuing to pay an increased dividend.  The Directors are proud that they have been able to pay an increased dividend each year since the Company’s formation in March 1997.”

The Company also announced results of operations for the fiscal year ended March 31, 2010.  The result of operations for this fiscal year was a loss of $30,000 as compared to net earnings of $791,000 for the fiscal year ended March 31, 2009, a decrease of $821,000.  Net interest income increased to $4,571,000 up from $4,473,000 for the year ending March 31, 2009, an increase of $98,000, or 2.19%.  Additionally, non-interest income was $2,233,000 for the year ended March 31, 2010, compared to $1,708,000 for the year ended March 31, 2009, an increase of $525,000, or 30.7%.  These increases were offset as provision for loan and lease losses was $1,297,000 for the year ended March 31, 2010 as compared to $220,000 for the previous year and non-interest expense was $5,659,000 for the year ended March 31, 2010, compared to $4,879,000 for the year ended March 31, 2009, an increase of $780,000 or 16.0%.  The main factors contributing to the loss for this fiscal year are the increase in the provision for loan and lease losses of approximately $1,077,000 due to the charge off of a loan to a holding company of a financial institution that failed, the write off of $197,000 in an equity security of that same holding company and an increase of $212,000 in deposit insurance coverage.

The Board of Directors voted, on July 23, 2009, to approve the extension of the expiration date of the Company’s current stock repurchase program from August 1, 2009 to August 2, 2010.  As of May 20, 2010, the number shares left to purchase in the current program was 8,156.

The stock repurchase program may be carried out through open market purchases and in negotiated private transactions, from time to time, when deemed appropriate by management. Any repurchased shares will be held as treasury stock.

As of March 31, 2010, the Company had assets of $183.0 million, liabilities of $171.0 million and stockholders’ equity of $12.0 million.  Through its banking subsidiary, the Company operates four full-service offices and one drive-up facility in Robinson, Oblong, and Palestine, Illinois and Vincennes, Indiana.

This news release contains certain forward-looking statements, which are subject to risks and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements, including general economic conditions, changes in interest rates, regulatory considerations, and competition. The Company’s reports filed from time to time with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended March 31, 2009, describe some of these factors. Forward-looking statements speak only as of the date they are made and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL INFORMATION
FIRST ROBINSON FINANCIAL CORPORATION

	For the Year Ended
	March 31,
	2010	2009
	(In thousands, except per share data)
	(Unaudited)	(Audited)

Operation Data:

Total Interest Income	$7,802	$7,605

Total Interest Expense	3,231	3,132

Net Interest Income	4,571	4,473

Provision for Loan Losses	1,297	220

Net Interest Income After Provision	3,274	4,253

Total Non-Interest Income	2,233	1,708

Total Non-Interest Expense	5,659	4,879

Income (Loss) Before Taxes	(152)	1,082

Provision (Benefit) for Income Taxes	(122)	291

Net Income (Loss)	(30)	791

Basic Earnings (Loss) per Share	$(0.07)	$1.84

Diluted Earnings (Loss) per Share	$(0.07)	$1.77

Selected Ratios and Other Data:

Return on Average Assets	(0.02)%	0.55%

Return on Average Stockholders’ Equity	(0.25)%	6.69%

Average Assets	$175,915	$144,244

Average Stockholders’ Equity	12,101	11,818

Balance Sheet Data:

Total Assets	$182,989	$164,419

Total Liabilities	170,944	152,112

Stockholders’ Equity	12,045	12,307